Exhibit 10.16

Silicon Valley Bank

Amended and Restated Schedule to

Loan and Security Agreement

Borrower:	Netopia, Inc.

Address:	6001 Shellmound Street, 4th Floor Emeryville, CA 94608

Date:	as of June 27, 2005 (the “June 2005 Amendment Date”)

This Amended and Restated Schedule (this “Schedule”) forms an integral part of the Loan and Security Agreement, dated June 27, 2002 (as amended, restated, supplemented, or otherwise modified from time to time (including without limitation pursuant to the June 2005 Amendment referred to below), the “Loan Agreement” or “this Agreement”), between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”), and, effective as of the date hereof, this Schedule amends and restates in its entirety the prior Schedule to Loan and Security Agreement, dated June 27, 2002 (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof), between Silicon and Borrower. This Schedule is the “Amended and Restated Schedule” referred to in Section 1 of the Amendment to Loan Documents, dated of even date herewith, between Borrower and Silicon (the “June 2005 Amendment”) relative to the Loan Agreement. The term “June 2005 Amendment Date” defined above hereby is incorporated into the Loan Agreement.

As used herein, the term “Phase I” means the period commencing on the June 2005 Amendment Date and ending on the day immediately preceding (if ever) the first date after the June 2005 Amendment Date that Borrower’s Adjusted Quick Ratio (as defined below in Section 5 of this Schedule) is less than 1.50 : 1.00 (the “AQR Threshhold”).

As used herein, the term “Phase II” means the period from and after the first date (if ever) after June 2005 Amendment Date that Borrower’s Adjusted Quick Ratio (as defined below) is less than the AQR Threshhold (even if such Adjusted Quick Ratio subsequently is greater than or equal to the AQR Threshhold).

1. CREDIT LIMIT
(Section 1.1):	Revolving Loans. Revolving Loans (the “Revolving Loans”) in a total amount at any time outstanding not to exceed an amount equal to the lesser of (a) or (b) below (the “Credit Limit”): (a) $10,000,000 (the “Maximum Revolver Limit”); or (b) the Applicable Formula Amount (as defined below).

As used herein, the term “Formula Amount” means, as of any date of determination: (i) if and so long as Phase 1 is and remains in effect, the Maximum Revolver Limit; and (ii) if and so long as Phase II becomes and remains in effect, an amount equal to the sum of (A) and (B) below:

(A) the sum of:

(1) 80% (the “Non-Foreign Accounts Advance Rate” and also an “Advance Rate”) of the amount of Borrower’s Eligible Non-Foreign Accounts (as defined in Section 8 above),

plus

(2) an amount not to exceed the lowest of:

(x) 80% (the “Foreign Accounts Advance Rate” and also an “Advance Rate”) of the amount of Borrower’s Eligible Foreign Accounts (as defined in Section 8 above); and

(y) 30% of the aggregate amount of all Revolving Loans available under subclauses (A)(1) and (A)(2) of this clause (ii) of the definition of Formula Amount; and

(z) the Foreign Accounts Sublimit (as defined below).

As used herein, the term “Foreign Accounts Sublimit” means, as of any date of determination and subject to the following proviso: $4,500,000; provided, however, that the Foreign Accounts Sublimit shall equal Zero Dollars ($-0-) unless both (1) Borrower is in compliance with Section 4.4(a) with respect to all Foreign Accounts Collections, and (2) all Foreign Accounts Collections are deposited, pursuant to Section 4.4(a), into one or more of (x) Borrower’s operating account maintained at Silicon, (y) Silicon-controlled multi-currency accounts, or (z) the Cash Collateral Account.

plus

(B) an amount not to exceed the lowest of:

(1) the sum of (i) 50% (the “Pre-Sold Inventory Advance Rate” and also an “Advance Rate”) of the value of Borrower’s “Pre-Sold Eligible Inventory” (as defined below) and (ii) 20% (the “Non-Pre-Sold Inventory Advance Rate” and also an “Advance Rate”) of the value of Borrower’s Eligible Inventory and Eligible In-Transit Inventory (each as defined in Section 8 above), not consisting of Pre-Sold Eligible

Inventory, calculated at the lower of cost or market value and determined on a first-in, first-out basis; and

(2) 30% of the aggregate amount of all Revolving Loans available under subclause (A) of clause (ii) of the definition of Formula Amount; and

(3) $4,500,000.

For the purposes hereof, the term “Pre-Sold Eligible Inventory” shall mean that portion of Borrower’s Eligible Inventory and Eligible In-Transit Inventory (each as defined in Section 8 above) consisting of Borrower’s “Pre-Sold Inventory” (as defined below). For the purposes hereof, the term “Pre-Sold Inventory” shall mean Borrower’s Inventory (as defined in Section 8 above) with respect to which the invoice and other necessary billing documentation have not been submitted to the applicable Account Debtor in connection with a completed (or contracted for) sale of goods, rendition of services or licensing of software and which the Borrower has identified in writing to Silicon as Pre-Sold Inventory and for which, if requested by Silicon in its discretion, a purchase order (or other documentation including, without limitation, the original of the purchase order, satisfactory to Silicon) has been provided to Silicon.

Silicon may, from time to time, modify one or more of the Advance Rates, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts, its evaluation of the Inventory or other issues, or factors relating to the Accounts, Inventory or other Collateral.

Revolving Loans are “Loans” for all purposes of this Agreement.

Letter of Credit Sublimit
(Section 1.6):	$5,000,000.

Cash Management
Services and Reserves:	Borrower may use up to $2,000,000 of Revolving Loans available hereunder for Silicon’s Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the “Cash Management Services”). Silicon may, in its sole discretion, reserve against Revolving Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection with the Cash Management Services, and Silicon may charge to Borrower’s Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date, unless the Borrower provides Silicon with cash collateral in an amount equal to the reserve established for such Cash Management Services.

Foreign Exchange
Contract Sublimit:	$1,000,000.

Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contracts”); provided that (1) at the time the FX Forward Contract is entered into Borrower has Revolving Loans available to it under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the Foreign Exchange Contract Sublimit set forth above. Silicon shall have the right to withhold, from the Revolving Loans otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding, and in the event at any time there are insufficient Revolving Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts.

2. INTEREST.
Interest Rate (Section 1.2):

All Obligations shall bear interest at a per annum rate equal to the “Prime Rate” in effect from time to time.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate;” it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

3. FEES (Section 1.4):

Anniversary Fee:	$35,000, due and payable on the first anniversary of the June 2005 Amendment Date.

Collateral Monitoring Fee:	During Phase II, $750, per month, payable in arrears (prorated for any partial month at the beginning of Phase II and at termination of this Agreement).

Unused Line Fee:	During Phase II, in the event, in any calendar month (or portion thereof at the beginning of Phase II and the end of the term hereof), the average daily principal balance of the Loans outstanding during the month is less than the amount of the Maximum Revolving Limit, Borrower shall pay Silicon an unused line fee in an amount equal to 0.25% per annum on the difference between the amount of the Maximum Revolving Limit and the average daily principal balance of the Loans outstanding during the month, which unused line fee shall be computed and paid monthly, in arrears, on the first day of the following month.

4. MATURITY DATE
(Section 6.1):	The term “Maturity Date” shall mean June 27, 2007.

5. FINANCIAL COVENANTS
(Section 5.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Adjusted
Quick Ratio:	Borrower shall maintain an Adjusted Quick Ratio of not less than 1.25 to 1.

Minimum Tangible
Net Worth:	Borrower shall maintain a Tangible Net Worth of not less than the following (unless reset as provided for below):

For each month ending after on or after June 30, 2005 through the month ending August 31, 2005: the TNW Base Amount (as defined below) plus 50% of the Borrower’s net income in each fiscal quarter ending on or after June 30, 2005. Increases in the Minimum Tangible Net Worth Covenant based on net income shall be effective on the last day of the fiscal quarter in which said net income is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth Covenant be decreased.

As used herein, the term “TNW Base Amount” means, as of any date of determination:

(a) $19,000,000 for each of June 2005, July 2005, and August 2005; and

(b) $19,000,000 for each month thereafter; unless on or before August 31, 2005, the Minimum Tangible Net Worth Covenant shall be reset for September 2005 and each month thereafter based on Borrower’s projected financial statements for such period, such projected financial statements to have been approved by the Borrower’s Board of Directors and accepted jointly by Borrower and by Silicon in their respective discretion, which projected financial statements Borrower hereby covenants and agrees to deliver to Silicon no later than July 31, 2005.

Definitions.	For purposes of the foregoing financial covenants, the following terms shall have the following meanings:

“Adjusted Quick Ratio” shall mean the ratio of (i) Borrower’s unrestricted cash maintained at Silicon plus cash equivalents maintained at Silicon plus net Receivables and investments made on behalf of the Borrower through Silicon’s Investment Product Services Division (“ISP Division”) to (ii) Borrower’s current liabilities plus the outstanding principal amount of any Obligations less deferred revenues.

“Current assets”, “current liabilities” and “liabilities” shall have the meaning ascribed thereto by GAAP.

“Tangible Net Worth” shall mean the excess of total assets over total liabilities, determined in accordance with GAAP, with the following adjustments:

(A) there shall be excluded from assets: (i) notes, accounts receivable and other obligations owing to Borrower from its officers or other Affiliates, and (ii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises

(B) there shall be excluded from liabilities: all indebtedness which is subordinated to the Obligations under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which Silicon agrees in writing is acceptable to Silicon in its good faith business judgment.

6. REPORTING.
(Section 5.3):
Borrower shall provide Silicon with the following:

1. During Phase II, with each request for a Loan and on a minimum weekly basis, transaction reports and schedules of collections, on Silicon’s standard form.

2. During Phase II, monthly accounts receivable agings, aged by invoice date, within fifteen days after the end of each month.

3. During Phase II, monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen days after the end of each month.

4. During Phase II, monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within fifteen days after the end of each month.

5.      During Phase II, monthly perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Silicon in its good faith business judgment, all within fifteen days after the end of each month. Without limiting the generality of the foregoing, such inventory reports shall contain detailed so-called “sell-through” reports with respect to Ingram Micro, Tech-Data, and such other distribution-channel customers of Borrower as Silicon may require.

6. Monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

7.      Monthly Compliance Certificates, within thirty days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

8. Quarterly unaudited financial statements, as soon as available, and in any event within forty-five days after the end of each fiscal quarter of Borrower.

9.      Annual operating budgets (including income statements, by quarter) for the upcoming fiscal year of Borrower no later than 90 days prior to the end of each fiscal year of Borrower (except that such operating budgets for Borrower’s fiscal year of ending September 30, 2006 shall be due no later than July 31, 2005).

10.    Annual financial statements, as soon as available, and in any event within 120 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountant’s acceptable to Silicon.

7. BORROWER INFORMATION:
Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated May 30, 2002, previously submitted to Silicon (the “Representations”) is true and correct as of the June 2005 Amendment Date.

8. ADDITIONAL PROVISIONS

(1)    Banking Relationship. Borrower shall at all times maintain its primary banking relationship with Silicon. Without limiting the generality of the foregoing, Borrower shall at all times maintain not less than 80% of its total cash and investments on deposit with Silicon, including, without limitation, investments made through ISP Division. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said Deposit Accounts and investment accounts.

Anything herein to the contrary notwithstanding (but subject to the first sentence of the immediately preceding paragraph), Borrower shall have no obligation to cause one or more control agreements (each in form and substance satisfactory to Silicon in its good faith business judgment) to be executed and delivered by Wells Fargo Bank with respect to each Deposit Account of Borrower maintained with Wells Fargo Bank.

(2)    Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors, Domestic Subsidiaries, and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for Inside Debt that is the subject of the Intercompany Subordination Agreement and the following: NONE. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon’s standard form.

(3) Bailee Agreements. Borrower shall cause any bailee or warehouseman at which Borrower maintains any Collateral and identified in the Representations to execute and deliver to Silicon a bailee agreement (in form and substance satisfactory to Silicon) with respect to all Collateral maintained by Borrower at such bailee or warehouseman. Borrower hereby covenants that Borrower promptly shall deliver written notice to Silicon of any Collateral being in the possession of any warehouseman or other bailee not identified in the Representations. With respect to any Collateral of Borrower in the possession of any warehouseman or other bailee not identified in the Representations, Borrower shall, promptly upon Silicon’s request therefor, deliver to Silicon a bailee agreement (in form and substance satisfactory to Silicon) duly executed by such warehouseman or other bailee.

(4)    Intellectual Property. Borrower has no present maskworks, software, computer programs and other works of authorship registered with the United States Copyright Office. Borrower covenants and agrees that it shall not register any maskworks, software, computer programs or other works of authorship subject to United States copyright protection with the United States Copyright Office without first complying with the following: (i) providing Silicon with at least 15 days prior written notice thereof, (ii) providing Silicon with a copy of the application for any such registration and (iii) executing and filing such other instruments, and taking such further actions as Silicon may reasonably request from time to time to perfect or continue the perfection of Silicon’s interest in the Collateral, including without limitation the filing with the United States Copyright Office, simultaneously with the filing by Borrower of the application for any such registration, of a copy of that certain Intellectual Property Security Agreement between Borrower and Silicon and dated June 27, 2002 or a Supplement thereto in form acceptable to Silicon identifying the maskworks, software, computer programs or other works of authorship being registered and confirming the grant of a security interest therein in favor of Silicon.

9. ADDITIONAL PROVISIONS

[RESERVED]

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IN WITNESS WHEREOF, the parties hereto have caused this Schedule to Loan and Security Agreement to be executed and delivered as of the date first above written.

Borrower:		Silicon:

NETOPIA, INC.		SILICON VALLEY BANK

By	/s/ Charles Constanti	By	/s/ Patrick O’Donnell
	President or Vice President	Title	Vice President and Relationship Manager

By	/s/ David A. Kadish
Secretary or Assistant Secretary

Signature Page